Exhibit 99.1

CORONATION ACQUISITION CORP.

P.O. Box 741

Bellevue, Washington, 98009

July 2, 2004

To Whom It May Concern:

With respect to Exhibit 5 of our amended S-4 Registration Statement("Legal Opinion and Consent of Counsel"), we concur that the reference and limitation to "Nevada Revised Statute Corporation Laws" include the statutory provisions and all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.

Please note our confirmation for your records.

Thank you,

/s/ Harry Miller

Harry Miller

President